INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1 and in Amendment No. 1 to Registration Statement No. 333-71111 of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. on Form S-3 of our report dated September 12, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) relating to the consolidated balance sheets of Ferrellgas, Inc. and Subsidiaries as of July 31, 2002 and 2001, appearing in this Form 10-Q.



Deloitte Touche LLP

Kansas City, Missouri
December 10, 2002